SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2005

FRANKLIN BANK CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-505I8 (Commission File Number)	11-3626383 (I.R.S. Employer Identification No.)

9800 Richmond Avenue, Suite 680 (Address of principal executive offices)	Houston, Texas 77042 (Zip Code)

Registrant’s telephone number, including area code (713) 339-8900

Not applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events

     Item 8.01 Other Events

     On July 15, 2005, Franklin Bank Corp., a Delaware corporation (“Franklin”), completed the previously announced acquisition of Elgin Bank of Texas, a Texas state bank (“Elgin”) headquartered in Elgin, Texas. Pursuant to the Agreement and Plan of Merger, dated as of January 26, 2005, by and among Franklin, Franklin Bank, S.S.B., a Texas state savings bank (“Franklin Bank”), and Elgin, as amended (the “Merger Agreement”), Elgin was merged with and into Franklin Bank, with Franklin Bank surviving (the “Merger”). As a result of the Merger, the shareholders of Elgin became entitled to receive an aggregate of approximately $11.7 million in cash and 628,698 shares of Franklin common stock. The number of shares of Franklin common stock issued in the Merger was based on the average of the daily volume-weighted average prices of such common stock for the twenty consecutive trading days prior to and including the second trading day prior to the closing date. As of March 31, 2005, Elgin had approximately $81.7 million in assets, $71.1 million in deposits and $10.2 million in shareholders’ equity.

     A copy of the press release announcing completion of the Merger is filed as part of this Form 8-K as Exhibit 99.1.

Section 9 — Financial Statements and Exhibits

     Item 9.01 Financial Statements and Exhibits

     (a) Not applicable.

     (b) Not applicable.

     (c) Exhibits.

Exhibit 2.1	Agreement and Plan of Merger by and among Franklin Bank Corp., Franklin Bank, S.S.B., and Elgin Bank of Texas dated as of January 26, 2005 (incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed on January 28, 2005).

Exhibit 99.1	Press release of Franklin Bank Corp. dated July 18, 2005

S I G N A T U R E

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN BANK CORP.
Dated: July 21, 2005	By:	/s/ Anthony J. Nocella
Anthony J. Nocella
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

Exhibit 2.1	Agreement and Plan of Merger by and among Franklin Bank Corp., Franklin Bank, S.S.B., and Elgin Bank of Texas dated as of January 26, 2005 (incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed on January 28, 2005).

Exhibit 99.1	Press release of Franklin Bank Corp. dated July 18, 2005